Exhibit 10.48
MINE INC.

KEY EMPLOYEE AND DISTRIBUTOR INCENTIVE PLAN

On September 16, 2014, the Board adopted the Minerco Resources, Inc. (“MINE” or the “Company) Key Employee and Distributor Incentive Plan as set forth herein.

1. PURPOSE.  The purpose of the Plan is to provide Key Employees and Distributors of MINE with common stock of the Company through the granting of shares to achieve one or more of the following:

a. provide incentive to Key Employees and Distributors who are expected to make substantial contribution to the long-term success of the Company;

b. enhance the interests of such Key Employees and Distributors in the Company’s success and progress; and

c.                enhance the Company’s ability to maintain a competitive position in attracting and retaining qualified Key Employees and Distributors necessary for the continued success and progress of the Company.

2. DEFINITIONS.  For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated below:

a.               “Award Agreement” means, with respect to each grant of common stock to a Participant, the written agreement between the Participant and the Company setting forth the terms and conditions of the award of common stock.  Award Agreements, which need not be identical, shall state the number of shares of common stock originally awarded to the Participant, shall be signed by the Company, and shall incorporate by reference the terms of this Plan, which shall be attached thereto.  The Committee (defined herein) shall determine the amount of the award with approval of the Company’s Board.

b. “Beneficiary” means any person or persons so designated in accordance with the provisions of Section 10.

c. “Board” means the Board of Directors of the Company.

d. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

e. “Committee” means the committee of the Board appointed by the Board to administer the Plan. If no Committee is appointed by the Board, the Committee shall be the Board.

f.                 “Continuous Service” means the provision of services to the Company, or any successor, as an employee or distributor that is not interrupted or terminated or the provision of services to a subsidiary of the Company, or its successor, as an employee or distributor of such subsidiary.

g. “Common Stock” means the common stock, $.0001 par value, of the Company which is publicly traded on the OTC Markets OTCQB.

h. “Company” means Minerco Resources, Inc.

i.                   “Key Employee” means an individual who performs services on behalf of the Company as an employee.  The Committee shall, from time to time, select the particular employees of the Company to whom Shares are granted, and who will, upon such grant, become Participants in the Plan.  The Committee shall determine, for purposes of applying the provisions of the Plan, when an employee’s Continuous Service terminates.

j.                   “Distributor” means a company or key employees at the company or an individual who performs services on behalf of the Company as a distributor under distribution agreement.  The Committee shall, from time to time, select the particular Distributors of the Company to whom Shares are granted, and who will, upon such grant, become Participants in the Plan.  The Committee shall determine, for purposes of applying the provisions of the Plan, when an employee’s Continuous Service terminates.

k.                  “Disability” means a physical or mental condition of a Participant resulting from any accident or illness that, in the judgment of the Committee, makes the Participant unable to engage in any substantial gainful activity and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

l. “Effective Date” means the date the Plan is adopted by the Board as set forth above.

m.                   “Fair Market Value” of the Common Stock and of the common stock shall be the value of the Common Stock as of any relevant date based on the average of the closing prices of the Common Stock for the ten trading days immediately preceding the date of determination.

n. “Participant” means a Key Employee or Distributor to whom shares of common stock have been granted under the Plan.

o. “Plan” means the MINE Inc. Key Employee and Distributor Incentive Plan, as set forth herein, and as it may be amended from time to time.

p.               “Threshold Value” means the Fair Market Value of shares of common stock on the date the common stock is granted based on the average of the closing prices of the Common Stock for the ten trading days immediately preceding the applicable grant date.

q.               “Shares” means shares of common stock of the Company to determine the amount of an award under the Plan.  The value of the common stock shall be determined for purposes of calculating the benefits payable under the Plan at any relevant time by subtracting the Threshold Value applicable to such common stock as set forth in the Award Agreement from the Fair Market Value of the Common Stock on the Vesting Date (as defined below).

r. “Vesting Date” means the date or dates and events upon which Shares that have been granted become vested as provided for in an Award Agreement, including the death or Disability of a Participant.

3. ADMINISTRATION.  The Plan shall be administered by the Committee.  All questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which awards are granted or forfeited or pursuant to which amounts are paid under the provisions hereof, shall be subject to the determination of the Committee.  Such determination shall be final and binding upon all parties affected thereby.

4. PARTICIPANTS.  The Committee shall approve awards under the Plan.  The Committee shall, from time to time, select the particular Key Employees or Distributors to whom Shares are granted, and who will, upon such grant, become Participants in the Plan.  The Committee has the authority, in its complete discretion, to grant Shares to Participants, and no Participant has any right to be granted Shares or any other rights.  A Participant may be granted Shares at more than one time, and Shares may be granted at any time or times during the term of the Plan.

5. ALLOTMENT OF SHARES; SHARES SUBJECT TO PLAN.  The Committee shall determine the number of Shares to be granted to Participants.  The grant of Shares to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, participation in any other grant of Shares under the Plan.

6. GRANT OF SHARES.  All grants of Shares under the Plan shall be approved by the Committee.  Each grant of Shares under the Plan shall be evidenced by resolution of the Committee and by an Award Agreement containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including among other things, vesting provisions that are different than the provisions set forth in Section 7, and arrangements whereby Shares will be granted upon the achievement of specific performance objectives established by the Committee.  The Company shall execute each Award Agreement upon instructions from the Committee.

7. VESTING.  Except as provided otherwise in an Award Agreement, a Participant shall not be vested in his or her right to receive a payment attributable to the Shares granted to him or her under an Award Agreement unless the Participant remains in Continuous Service until the earlier of the Participant’s death, Disability or other applicable Vesting Date.

8. PAYMENT OF BENEFITS.  A Participant shall be entitled to payments (the “Cash-Out Payments”) commencing within the sixty-day period following the Vesting Date, with the actual payment date during such sixty-day period determined by the Committee in its sole discretion (the “Payment Commencement Date”).  The Cash-Out Payments with respect to a Vesting Date other than a Participant’s death or Disability shall be paid in three substantially equal annual payments, the first such payment on the Payment Commencement Date, the second payment on the first anniversary of the Payment Commencement Date and the third payment on the second anniversary of the Payment Commencement Date.  The unpaid amounts during such payment period shall be credited with interest at a rate of LIBOR plus 2% per year, with unpaid accrued interest paid with the next scheduled Cash-Out Payment. The Cash-Out Payment with respect to a Vesting Date attributable to a Participant’s death or Disability shall be paid in a single lump sum payment on the Payment Commencement Date.  The aggregate amount of the Cash-Out Payments payable as a result of a Vesting Date shall be the Fair Market Value of the Common Stock on the Vesting Date less the Threshold Value multiplied by the number of Shares that become vested on that Vesting Date.

If a Participant’s Continuous Service ends for any reason (other than death or Disability) before the Vesting Date, the Participant shall forfeit all unvested Shares and all rights to payments for such Shares.  Notwithstanding the foregoing provisions, if a Participant’s services are terminated or end for any reason other than death or Disability after a Vesting Date, twenty percent of each remaining Cash-Out Payment shall be forfeited and no interest shall be paid on the forfeited amount.  The remaining eighty percent of the scheduled Cash-Out Payments shall be paid as if the Participant was still providing Continuous Service to the Company.

9. CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The number of Shares covered by each outstanding grant under an Award Agreement shall be adjusted to reflect, as deemed appropriate by the Committee in its sole discretion, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company, provided that such adjustment does not cause the Award to fail to satisfy the requirements of Section 409A of the Code.

10. DESIGNATION OF BENEFICIARIES.  Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.  Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Committee during the Participant’s lifetime.  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay any such benefit payment to the Participant’s estate.

11. INTERPRETATION.  The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan.  The Committee may rescind and amend its rules and regulations at any time.  Any determination or interpretation by the Committee shall be final, conclusive and binding on the Participants and all other interested parties.

12. AMENDMENT OR DISCONTINUANCE; TERM.  The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company.  The Plan shall terminate on September 10, 2020.  Any amendment or termination of the Plan shall be subject to the applicable provisions of Section 409A of the Code and the Board retains the right, in its sole discretion, to terminate the Plan and any awards granted hereunder in connection with a change in control event as described in Treasury Regulation Section 1.409A-3(j)(4)(ix).

13. EFFECT OF PLAN.  Neither the adoption of the Plan nor any action of the Committee or the Board shall be deemed to give a Participant any right to be granted Shares or any other rights.  Nothing in this Plan shall be construed as conferring upon any Participant the right to continue as a Participant or as a Key Employee or Distributor.  In addition, nothing in this Plan or in an Award Agreement shall be deemed to give any person any shareholder rights with respect to the Company, including rights to distributions and liquidation proceeds.

14. NONTRANSFERABILITY.  Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and upon any such attempt, the benefit shall terminate and be of no force or effect.  During a Participant’s lifetime, awards granted to the Participant shall be payable only to the Participant.

15. TAX WITHHOLDING.  The Company shall have the right to deduct from all awards paid hereunder any income and other taxes that it deems are required by law to be withheld with respect to such payments.

16. TITLE AND HEADINGS.  The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17. APPLICABLE LAW.  This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Plan is executed on behalf of the Company on this 16th day of September, 2014.

MINERCO RESOURCES, INC.

By:	/s/ V. Scott Vanis
V. Scott Vanis
Chairman of the Board